State of Delaware

Secretary of State

Division of Corporation

Delivered 05:14 PM 02/10/2014

Filed 04:57 PM 02/10/2014

SRV 140156374 – 5479819 FILE

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: HEMPAMERICANA, INC. SECOND: Its registered office in the State of Delaware is to be located at 2711

Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is The Company Corporation.

THIRD: The purpose or purposes of the corporation shall be:

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock, which this corporation is authorized to issue is Seventy Five Million (75,000,000) shares of common stock with a par value of $0.001.

FIFTH: The name and address of the incorporator is as follows:

The Company Corporation 271 1 Centerville Road

    Suite 400

Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 10th day of February, 2014.

The Company Corporation, Incorporator

By: /s/ Margaret Rosado Name: Margaret Rosado Assistant Secretary

DE BC D-:CERTIFICATE OF INCORPORATION -SHORT SPECIMEN 09/00-1(DESHORT)